Exhibit 99.1

LMF Acquisition Opportunities, Inc. Announces Pricing of Upsized $90 Million Initial Public Offering

TAMPA, Fla., Jan. 25, 2021 – LMF Acquisition Opportunities, Inc. (Nasdaq: LMAOU) (“LMF Acquisition Opportunities” or the "Company") today announced the pricing of its upsized initial public offering of 9,000,000 units at a price of $10.00 per unit. The units are expected to begin trading on the Nasdaq Capital Market ("Nasdaq") on January 26, 2021 under the symbol "LMAOU". Each unit consists of one share of Class A common stock and one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "LMAO" and "LMAOW", respectively.

Maxim Group LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriters a 45-day option to purchase up to 1,350,000 additional units at the initial public offering price to cover over-allotments, if any.  The offering is expected to close on January 28, 2021, subject to customary closing conditions.

A registration statement relating to the securities was declared effective by the SEC on January 25, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LMF Acquisition Opportunities, Inc.

LM Acquisition Opportunities, Inc. is a blank check company organized under the laws of Delaware formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus initially on transactions with companies and/or assets within the financial services industry, including potentially the financial technology sector, and related sectors. The Company is led by Bruce M. Rodgers, its Chief Executive Officer, and Richard Russell, its Chief Financial Officer. In addition to Messrs. Rodgers and Russell, the Company's Board of Directors also includes Martin Traber, Bruce Bennett and Craig Burson.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact: Bruce M. Rodgers, Chairman and CEO LMF Acquisition Opportunities, Inc. Tel (813) 222-8996 ir@lmfacquisitions.com